PRESS RELEASE


     FOR IMMEDIATE RELEASE:                  CONTACT:

     CompX International Inc.                Joseph S. Compofelice
     16825 Northchase Drive, Suite 1200      Chief Executive Officer
     Houston, TX 77060                       Tel. 281.423.3303


                  COMPX COMPLETES ACQUISITION OF THOMAS REGOUT

     HOUSTON, TEXAS . . . January 14, 1999 . . . CompX International Inc. (NYSE: CIX) announced that it has completed the acquisition, through a wholly owned subsidiary, of in excess of 99% of the stock of Thomas Regout Holding NV, a producer of precision ball bearing slides, for approximately $52 million cash. CompX expects to acquire the remaining stock of Thomas Regout over the next several months. The effective date of the transaction will be January 1, 1999, and consequently, Thomas Regout's results for the full quarter ended March 31, 1999 will be included in CompX's first quarter results.

     Thomas Regout is the largest European producer of precision slides for the office products industry and a significant producer in the United States.
Thomas Regout's precision slide products represent a complementary product offering to CompX's Waterloo slide product line. Thomas Regout operates its largest plant in Maastricht, The Netherlands and a second plant in Grand Rapids, Michigan, which in 1998 accounted for about 29% of the sales of Thomas Regout.

     Thom Ammerdorffer, currently the President of Thomas Regout, will continue in that capacity and report directly to Joseph S. Compofelice, Chairman and CEO of CompX. Mr. Ammerdorffer will be responsible for the Thomas Regout plant in Maastricht and sales and distribution of CompX slides, ergonomic and lock products outside of the Americas. CompX expects to introduce certain ergonomic products produced in Canada into the European marketplace during 1999. CompX will continue to seek additional acquisitions in Europe to leverage the value of the Thomas Regout distribution organization.

     For the fiscal year ended June 30, 1998, Thomas Regout had sales of approximately $59 million, EBITDA of approximately $8.9 million and net income of approximately $3.4 million. The transaction was financed principally by available cash and a small amount of debt under the Company's existing $100 million long-term credit agreement. As previously announced, the Company expects the transaction to be substantially accretive to 1999 earnings per share.

     CompX is a leading manufacturer of ergonomic computer support systems, precision ball bearing slides and locking systems.

     Statements in this release relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, general economic and political conditions, demand for office furniture, service industry employment levels, competitive products and prices and other risks and uncertainties detailed in the Company's Securities and Exchange Commission filings. Actual results could differ materially from those forecast or expected. The Company assumes no duty to publicly update such statements.

                                * * * * * * * *